Exhibit 99.1

April 29, 2008	CONTACTS:	Investor Relations - Mark G. Stockard
Phone: (713) 381-4707
Toll Free: (800) 659-0059
Media Relations - Rick Rainey
Phone: (713) 381-3635

TEPPCO PARTNERS, L.P. REPORTS SOLID FIRST QUARTER RESULTS

HOUSTON - TEPPCO Partners, L.P. (NYSE:TPP) today reported first quarter net income for 2008 of $64.1 million, or $0.57 per unit, which included charges to interest expense totaling $12.3 million, comprised of an $8.7 million charge for the early repayment of debt at the TE Products Pipeline Company, LLC subsidiary and a charge of $3.6 million related to financial contracts used to hedge interest rates with respect to debt issued by the partnership in March 2008.  Net income for the three months ended March 31, 2007 was $138.2 million, or $1.29 per unit, which included gains totaling $78.5 million from the sale of TEPPCO's ownership interests in Mont Belvieu Storage Partners, L.P. and Mont Belvieu Venture, LLC (collectively, MBSP) and other assets in March 2007.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter 2008 were $145.1 million, compared with $199.0 million for the first quarter of 2007.  Excluding gains from the sale of MBSP and other assets in 2007, EBITDA for the first quarter of 2008 increased 20 percent to $145.1 million compared with $120.5 million for the same quarter of 2007.  EBITDA and EBITDA excluding gains from the sale of assets and ownership interests are non-GAAP (non-Generally Accepted Accounting Principles) financial measures which are defined and reconciled to their most directly comparable GAAP financial measures later in this news release.

TEPPCO 1Q 2008 Earnings	Page 2

"Our first quarter 2008 results again demonstrated the strength of our diverse asset base," said Jerry E. Thompson, president and chief executive officer of the general partner of TEPPCO.  "The strong cash flow generated in the first quarter enabled our third distribution increase in the last four quarters, bringing the annualized distribution rate to $2.84 per unit, a 3.6 percent increase from the annualized distribution rate for the first quarter of 2007.  Our Upstream and Midstream segments posted increases in EBITDA of 29 percent and 22 percent, respectively, over the first quarter of 2007.  Our Downstream segment generated solid results in the first quarter, driven by increased propane volumes in March and strong demand for gasoline and jet fuel."

Thompson added, "In the brief time since we have completed the acquisitions from Cenac Towing and Horizon Maritime, these businesses and their personnel have already exceeded our expectations.  Our Marine Services segment generated $10.3 million of EBITDA in the first quarter of 2008 and confirmed the value creation potential for our partners of TEPPCO entering the marine transportation business.  Combined, these acquisitions totaled $594 million, including the issuance of 4.85 million units. We now rank as the sixth-largest domestic inland marine transportation company for petroleum products based on the number of barges we own."

"During the second quarter, TEPPCO expanded its marine transportation fleet by acquiring four additional 30,000 barrel tank barges and taking delivery of one of the two under construction inland tow boats that we acquired as part of the Horizon transaction.  We see additional opportunities to expand this business and continue to build from TEPPCO's base of assets and reputation in the transportation of crude oil and refined products," said Thompson.

TEPPCO 1Q 2008 Earnings	Page 3

OPERATING RESULTS BY BUSINESS SEGMENT

Upstream segment
EBITDA for the Upstream segment, which includes crude oil pipeline transportation, storage, gathering and marketing activities, as well as distribution of lubrication oils and specialty chemicals, increased 29 percent to $39.1 million for the first quarter of 2008, from $30.4 million for the first quarter of 2007.  The improvement was primarily due to increased transportation volumes to higher tariff locations, general rate increases, the completion of organic growth projects and reduced product measurement and labor expenses.

TEPPCO's share of EBITDA in Seaway Crude Pipeline was $5.0 million for the first quarter of 2008, compared with $4.0 million for the first quarter of 2007. This increase reflects higher revenues from volumes moved on a spot basis, which were transported at higher rates compared with higher volumes moved in 2007 at a lower incentive tariff rate, and reduced operating expenses.  Long-haul volumes on Seaway averaged 166,000 bpd in the 2008 quarter, compared with 193,000 bpd in the 2007 quarter.  The decrease in Seaway volume was primarily due to increased levels of Canadian sourced product being received into the Cushing market.

Downstream segment
The Downstream segment includes the pipeline transportation, marketing and storage of refined products, liquefied petroleum gases (LPGs) and petrochemicals.

Downstream EBITDA was $46.1 million for the first quarter of 2008, compared with $49.5 million for the first quarter of 2007, which excludes gains of $78.5 million on the sale of our interest in MBSP and other assets in March 2007.  The decrease resulted primarily from $3.4 million of EBITDA from the investment in MBSP prior to its sale in

TEPPCO 1Q 2008 Earnings	Page 4

March 2007.  Increased expenses for pipeline maintenance and environmental remediation costs were largely offset by increased refined products storage revenues during the first quarter of 2008, compared with the first quarter of 2007.

Midstream segment
The Midstream segment includes natural gas gathering services, as well as storage, pipeline transportation and fractionation of natural gas liquids (NGLs) and the ownership interest in Jonah Gas Gathering Company (Jonah).

EBITDA for the first quarter of 2008 increased 22 percent to $49.6 million, from $40.6 million for the first quarter of 2007.  The increase was due primarily to increased earnings from our investment in Jonah, increased NGL transportation volumes and lower product measurement expense, partially offset by reduced natural gas volumes on the Val Verde gathering system and higher power expense on the NGL pipeline systems.

TEPPCO's share of EBITDA from the investment in Jonah was $31.5 million for the first quarter of 2008, compared to EBITDA of $25.5 million for the first quarter of 2007.  The increase was primarily due to higher volumes as a result of the partial completion of the Phase V expansion, which is scheduled for full completion in the second quarter of 2008.  Throughput on the Jonah - Pinedale system averaged 1.8 billion cubic feet per day (bcf/d) in the first quarter of 2008, compared to 1.5 bcf/d in the first quarter of 2007.

Marine Services segment
The Marine Services segment, which was added to the partnership effective February 1, 2008, includes marine transportation of refined products, crude oil, condensate, asphalt, bunker fuels and other heated oil products.

TEPPCO 1Q 2008 Earnings	Page 5

The segment includes 42 tow boats and 89 tank barges associated with the acquisition from Cenac Towing, Inc. and affiliates on February 1, 2008, and the addition of 9 tow boats (including one under construction) and 17 tank barges with the acquisition from Horizon Maritime on February 29, 2008.  Revenues during the quarter totaled $25.6 million, partially offset by operating, general and administrative expenses of $15.3 million, resulting in an aggregate EBITDA contribution of $10.3 million from the dates of the acquisitions.  Operations reflect very high utilization of all inland tow boats and tank barges under contracted day-rates.

CAPITALIZATION AND LIQUIDITY
Total debt principal outstanding at March 31, 2008, was approximately $2.4 billion, which includes $300 million of junior subordinated notes for which the nationally recognized debt rating agencies ascribe equity credit to approximately 58 percent of the principal amount.  TEPPCO's liquidity at the end of the first quarter of 2008 was approximately $250 million, which includes availability under the partnership's $700 million credit facility and unrestricted cash.  During the three months ended March 31, 2008, TEPPCO invested $76.8 million on revenue-generating capital expenditures and its share of the Phase V Jonah expansion and another $6.6 million on capital spending to maintain existing assets.  The partnership expects to spend in the range of $450 million to $475 million for the full-year 2008 on revenue-generating capital expenditures including investments of its share of expansion of the Jonah - Pinedale system, plus approximately $55 million to maintain existing assets.

In March 2008, the partnership completed the issuance of $1.0 billion of senior debt in an underwritten public offering.  The proceeds were applied to the repayment and termination of the $1.0 billion short-term credit facility that was used to finance the redemption of $355 million of debt at the TE Products Pipeline subsidiary, to fund the cash portion of the purchase of assets of the Marine Services segment and to fund other capital expenditures and working capital needs of the partnership.  The new debt

TEPPCO 1Q 2008 Earnings	Page 6

issuance consisted of $250 million principal amount of 5.90 percent senior notes due 2013, $350 million principal amount of 6.65 percent senior notes due 2018 and $400 million principal amount of 7.55 percent senior notes due 2038.

NON-GAAP FINANCIAL MEASURES
The Financial Highlights table accompanying this earnings release and other disclosures herein include the following non-GAAP measures under the rules of the Securities and Exchange Commission (SEC):  EBITDA, EBITDA excluding gains from sales of assets and ownership interests and margin of the Upstream segment.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, cash flows from operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other entities because other entities may not calculate such measures in the same manner as we do.

We define EBITDA as net income plus interest expense - net, income tax expense, depreciation and amortization, and a pro-rata portion, based on our equity ownership, of the interest expense and depreciation and amortization of each of our joint ventures.  We have included EBITDA and related adjusted EBITDA measures in our disclosures because we believe they are used by our investors as supplemental financial measures to assess the financial performance of our assets without regard to financing methods, capital structures or historical costs basis; to compare the operating performance of our assets with the performance of other companies that have different financing and capital structures; and to value our limited partners' equity using EBITDA multiples.  A reconciliation of these measures to net income is provided in the Financial Highlights table and the Business Segment Data table.

TEPPCO 1Q 2008 Earnings	Page 7

Margin of our Upstream segment is calculated as revenues generated from the sale of crude oil and lubrication oil, and transportation of crude oil, less the costs of purchases of crude oil and lubrication oil, in each case prior to the elimination of intercompany sales, revenues and purchases between wholly owned subsidiaries.  We believe margin is a more meaningful measure of financial performance than sales and purchases of crude oil and lubrication oil due to the significant fluctuations in sales and purchases caused by variations in the level of marketing activity and prices for products marketed.  Additionally, we use margin internally to evaluate the financial performance of the Upstream segment because it excludes expenses that are not directly related to the marketing and sales activities being evaluated. A reconciliation of margin to operating income is provided in the Operating Data table.

TEPPCO will host a conference call related to earnings performance today, Tuesday April 29, 2008 at 10:30 a.m. CDT.  Interested parties may listen live over the Internet through the partnership's Web site at www.teppco.com.  Those interested in listening to the webcast should log in at least ten minutes prior to the start of the conference call to download and install any necessary audio software.  An audio replay of the conference call will be accessible for seven days at 888-203-1112, confirmation code 2290848.  The replay and transcript will also be available on the TEPPCO website.

TEPPCO Partners, L.P. is a publicly traded partnership with an enterprise value of approximately $5 billion, which conducts business through various subsidiary operating companies.  TEPPCO owns and operates one of the largest common carrier pipelines of refined petroleum products and liquefied petroleum gases in the United States; owns and operates petrochemical and natural gas liquid pipelines; is engaged in transportation, storage, gathering and marketing of crude oil; owns and operates natural gas gathering systems; owns and operates a marine transportation business for refined products, crude oil, condensate, asphalt, bunker fuels and other heated oil products; and has ownership interests in Jonah Gas Gathering Company, Seaway Crude Pipeline

TEPPCO 1Q 2008 Earnings	Page 8

Company, Centennial Pipeline LLC, and an undivided ownership interest in the Basin Pipeline.  Texas Eastern Products Pipeline Company, LLC, the general partner of TEPPCO Partners, L.P., is owned by Enterprise GP Holdings L.P. (NYSE: EPE), which also owns the general partner of Enterprise Products Partners L.P. (NYSE: EPD).   For more information, visit TEPPCO's Web site at www.teppco.com.

This news release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties, such as the partnership's expectations regarding future results, increases in distributable cash or expenditures.  These risks and uncertainties include, among other things, insufficient cash from operations, market conditions, governmental regulations and factors discussed in TEPPCO Partners, L.P.'s filings with the Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

###

TEPPCO Partners, L. P.
FINANCIAL HIGHLIGHTS
(Unaudited - In Millions)

	Three Months Ended
	March 31,
	2008	2007
Operating Revenues:
Sales of petroleum products	$2,644.6	$1,850.1
Transportation - Refined Products	37.3	37.1
Transportation - LPGs	36.2	36.1
Transportation - Crude oil	15.3	10.8
Transportation - NGLs	13.0	10.9
Transportation - Marine	25.5	-
Gathering - Natural Gas	13.4	15.4
Other	23.2	18.0
Total Operating Revenues	2,808.5	1,978.4
Costs and Expenses:
Purchases of petroleum products	2,606.6	1,814.0
Operating expenses	59.9	50.4
Operating fuel and power	21.4	15.3
General and administrative	8.8	8.6
Depreciation and amortization	28.3	25.4
Gains on sales of assets	-	(18.7)
Total Costs and Expenses	2,725.0	1,895.0
Operating Income	83.5	83.4
Interest expense - net	(38.6)	(22.2)
Equity earnings	19.7	16.6
Gain on sale of ownership interest in Mont
Belvieu Storage Partners, L.P. (MBSP)	-	59.8
Interest income	0.3	0.3
Other income - net	-	0.3
Income before provision for income taxes	64.9	138.2
Provision for income taxes	0.8	-
Net Income	$64.1	$138.2
Net Income Allocation:
Limited Partner Unitholders	$53.4	$115.5
General Partner	10.7	22.7
Total Net Income Allocated	$64.1	$138.2
Basic and Diluted Net Income Per Limited Partner Unit	$0.57	$1.29

Weighted Average Number of Limited Partner Units	93.2	89.8

	Three Months Ended
	March 31,
	2008	2007
EBITDA
Net Income	$64.1	$138.2
Provision for income taxes	0.8	-
Interest expense - net	38.6	22.2
Depreciation and amortization (D&A)	28.3	25.4
Amortization of excess investment in joint ventures	1.2	0.8
TEPPCO's pro-rata percentage of joint venture
interest expense and D&A	12.1	12.4
EBITDA	145.1	199.0
Less: Gains on sales of assets and ownership interest
in MBSP	-	(78.5)
EBITDA, excluding gains from sales of assets and
ownership interests	$145.1	$120.5

TEPPCO Partners, L.P.
BUSINESS SEGMENT DATA
(Unaudited - In Millions)

				Marine	Intersegment
Three Months Ended March 31, 2008	Downstream	Midstream	Upstream	Services	Eliminations	Consolidated
Operating revenues	$97.6	$30.1	$2,655.3	$25.6	$(0.1)	$2,808.5
Purchases of petroleum products	6.9	-	2,602.7	-	(3.0)	2,606.6
Operating expenses	40.6	9.5	16.7	14.5	-	81.3
General and administrative	3.6	2.6	1.8	0.8	-	8.8
Depreciation and amortization (D&A)	10.2	9.6	4.8	3.7	-	28.3
Gains on sales of assets	-	-	-	-	-	-
Operating Income	36.3	8.4	29.3	6.6	2.9	83.5
Equity (losses) earnings	(4.1)	23.7	3.0	-	(2.9)	19.7
Gain on sale of ownership interest in MBSP	-	-	-	-	-	-
Interest income	0.2	0.1	-	-	-	0.3
Other - net	-	-	-	-	-	-
Income before interest	32.4	32.2	32.3	6.6	-	103.5
Depreciation and amortization	10.2	9.6	4.8	3.7	-	28.3
Amortization of excess investment in joint
ventures	0.9	0.1	0.2	-	-	1.2
TEPPCO'S pro-rata percentage of joint
venture interest expense and D&A	2.6	7.7	1.8	-	-	12.1
EBITDA	$46.1	$49.6	$39.1	$10.3	$-	$145.1
Provision for income taxes						(0.8)
Depreciation and amortization						(28.3)
Interest expense - net						(38.6)
Amortization of excess investment in joint
ventures						(1.2)
TEPPCO's pro-rata percentage of joint
venture interest expense and D&A						(12.1)
Net Income						$64.1

				Marine	Intersegment
Three Months Ended March 31, 2007	Downstream	Midstream	Upstream	Services	Eliminations	Consolidated
Operating revenues	$94.9	$29.4	$1,854.4	$-	$(0.3)	$1,978.4
Purchases of petroleum products	9.4	-	1,807.2	-	(2.6)	1,814.0
Operating expenses	35.1	11.7	19.0	-	(0.1)	65.7
General and administrative	4.1	2.7	1.8	-	-	8.6
Depreciation and amortization (D&A)	11.1	10.2	4.1	-	-	25.4
Gains on sales of assets	(18.7)	-	-	-	-	(18.7)
Operating Income	53.9	4.8	22.3	-	2.4	83.4
Equity (losses) earnings	(1.4)	18.6	1.8	-	(2.4)	16.6
Gain on sale of ownership interest in MBSP	59.8	-	-	-	-	59.8
Interest income	0.2	0.1	-	-	-	0.3
Other - net	0.3	-	-	-	-	0.3
Income before interest	112.8	23.5	24.1	-	-	160.4
Depreciation and amortization	11.1	10.2	4.1	-	-	25.4
Amortization of excess investment in joint
ventures	0.6	-	0.2	-	-	0.8
TEPPCO'S pro-rata percentage of joint
venture interest expense and D&A	3.5	6.9	2.0	-	-	12.4
EBITDA	$128.0	$40.6	$30.4	$-	$-	$199.0
Provision for income taxes						-
Depreciation and amortization						(25.4)
Interest expense - net						(22.2)
Amortization of excess investment in joint
ventures						(0.8)
TEPPCO's pro-rata percentage of joint
venture interest expense and D&A						(12.4)
Net Income						$138.2

TEPPCO Partners, L. P.
Condensed Statements of Cash Flows (Unaudited) (In Millions)

	Three Months Ended
	March 31,
	2008	2007
Cash Flows from Operating Activities
Net income	$64.1	$138.2
Deferred income taxes	-	(0.6)
Gains on sales of assets and ownership interests	-	(78.5)
Loss on early extinguishment of debt	8.7	-
Depreciation, working capital and other	(14.1)	9.6

Net Cash Provided by Operating Activities	58.7	68.7

Cash Flows from Investing Activities:
Proceeds from sales of assets	-	26.5
Proceeds from sale of ownership interest	-	138.8
Cash used for business combinations	(338.5)	-
Cash paid for linefill on assets owned	(14.3)	-
Capitalized costs incurred to develop identifiable intangible assets	(0.3)	-
Investment in Centennial Pipeline LLC	-	(6.1)
Investment in Jonah Gas Gathering Company	(31.8)	(30.9)
Capital expenditures (1)	(51.6)	(34.1)

Net Cash Provided by (used in) Investing Activities	(436.5)	94.2

Cash Flows from Financing Activities:
Proceeds from revolving credit facilities	516.3	235.0
Repayments on revolving credit facilities	(577.1)	(325.5)
Proceeds from term credit agreement	1,000.0	-
Repayment of term credit agreement	(1,000.0)	-
Proceeds from issuance of senior notes	996.3	-
Redemption of 7.51% Senior Notes	(181.6)	-
Repayment of 6.45% Senior Notes	(180.0)	-
Repayment of debt assumed in Cenac acquisition	(63.1)	-
Issuance of LP Units, net	2.7	-
Settlement of treasury rate lock agreements	(52.1)	-
Debt issuance costs	(8.7)	-
Distributions paid	(74.9)	(72.4)

Net Cash Provided by (used in) Financing Activities	377.8	(162.9)

Net Change in Cash and Cash Equivalents	-	-
Cash and Cash Equivalents -- January 1	-	0.1

Cash and Cash Equivalents -- March 31	$-	$0.1

Non-cash investing activities:
Payable to Enterprise Gas Processing, LLC for spending
for Phase V expansion of Jonah Gas Gathering Company	$7.4	$14.9
Non-cash financing activities:
Issuance of Units in Cenac acquisition	$186.6	$-
Supplemental Information:
Interest paid (net of capitalized interest)	$47.4	$42.9

(1)	Includes capital expenditures for maintaining existing operations of $6.6 million in 2008, and $8.3 million in 2007.

TEPPCO Partners, L. P.
Condensed Balance Sheets (Unaudited)
(In Millions)

	March 31,	December 31,
	2008	2007

Assets
Current assets
Cash and cash equivalents	$-	$-
Other	1,714.3	1,516.0

Total current assets	1,714.3	1,516.0

Property, plant and equipment - net	2,252.4	1,793.6
Intangible assets (1)	218.2	164.7
Equity investments	1,164.3	1,147.0
Goodwill	120.2	15.5
Other assets	134.5	113.3

Total assets	$5,603.9	$4,750.1

Liabilities and Partners' Capital

Current liabilities
Senior Notes	$-	$354.0
Other	1,705.1	1,593.3

Total current liabilities	1,705.1	1,947.3

Senior Notes (2)	1,716.7	721.5
Junior Subordinated Notes	299.6	299.5
Other long-term debt	429.2	490.0
Other non-current liabilities	30.0	27.2
Partners' capital
Accumulated other comprehensive income (loss)	(62.7)	(42.6)
General partner's interest (3)	(89.6)	(88.0)
Limited partners' interests	1,575.6	1,395.2

Total partners' capital	1,423.3	1,264.6

Total liabilities and partners' capital	$5,603.9	$4,750.1

(1)	Includes the value of long-term service agreements between TEPPCO and its customers.
(2)	Includes $21.9 million and $22.2 million at Mar. 31, 2008 and Dec. 31, 2007, respectively, related to fair value hedges.
(3)	Amount does not represent a future financial commitment by the General Partner to make a contribution to TEPPCO.

TEPPCO Partners, L. P.
OPERATING DATA
(Unaudited - In Millions, Except as Noted)

	Three Months Ended
	March 31,
	2008	2007
Downstream Segment:
Barrels Delivered
Refined Products	38.5	35.8
LPGs	12.9	15.5
Total	51.4	51.3
Average Tariff Per Barrel
Refined Products	$0.97	$1.04
LPGs	2.81	2.29
Average System Tariff Per Barrel	$1.43	$1.26
Upstream Segment:
Margins/Revenues:
Crude oil transportation revenue	$23.4	$17.2
Crude oil marketing margin	20.3	21.5
Crude oil terminaling revenue	3.9	3.8
Lubrication Services, LLC (LSI) margin	2.7	2.1
Total Margins/Revenues	$50.3	$44.6
Reconciliation of Margins/Revenues to Operating Income:
Sales of petroleum products	$2,637.7	$1,841.0
Transportation - Crude oil	15.3	10.8
Purchases of petroleum products	(2,602.7)	(1,807.2)
Total Margins/Revenues	50.3	44.6
Other operating revenues	2.3	2.6
Operating expenses	(16.7)	(19.0)
General and administrative	(1.8)	(1.8)
Depreciation and amortization	(4.8)	(4.1)
Operating income	$29.3	$22.3
Total barrels
Crude oil transportation	27.8	24.1
Crude oil marketing	57.6	55.9
Crude oil terminaling	33.1	40.1
Lubrication oil volume (total gallons):	3.9	3.8
Margin/average tariff per barrel:
Crude oil transportation	$0.842	$0.714
Crude oil marketing	0.353	0.385
Crude oil terminaling	0.116	0.093
Lubrication oil margin (per gallon):	$0.695	$0.562
Midstream Segment:
Gathering - Natural Gas - Jonah
Bcf	167.1	131.5
Btu (in trillions)	184.6	145.2
Average fee per MMBtu	$0.234	$0.205
Gathering - Natural Gas - Val Verde
Bcf	38.2	43.6
Btu (in trillions)	34.2	38.6
Average fee per MMBtu	$0.392	$0.399
Transportation - NGLs
Total barrels (includes lease barrels)	19.6	17.6
Average rate per barrel	$0.736	$0.689
Fractionation - NGLs
Total barrels	1.1	1.0
Average rate per barrel	$1.661	$1.721
Natural Gas Sales
Btu (in trillions)	1.7	3.5
Average fee per MMBtu	$6.81	$7.06
Sales - Condensate
Total barrels (thousands)	47.9	48.6
Average rate per barrel	$76.72	$52.85